UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2021

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1441 Broadway, Suite 5116, New York, NY 10018

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	IDEX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Shareholders Agreement

On December 29, 2021 (the “Effective Date”), Ideanomics, Inc., a Nevada corporation (the “Company”) entered into a Shareholders Agreement (the “Agreement”) with each person or entity listed on the signature page thereof as a shareholder of the Company (together, the “Shareholders”). One of the Shareholders is Sun Seven Stars Investment Group, Limited (“SSSIG”), which is 100% owned by Sun Seven Stars Trust, and whose sole trustee is Lan Yang. As of the Effective Date, the Shareholders beneficially own 34,949,141 shares of the Company’s Common Stock (“Common Stock”) and 7,000,000 shares of the Company’s Series A Preferred Stock, convertible into 933,333 shares of Common Stock (“Preferred Stock”, and together with the Common Stock, including Common Stock issuable upon conversion of Preferred Stock, the “Shares”).

Pursuant to the Agreement, the Shareholders agreed that for a period of twelve (12) months from the Effective Date, they will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly (each a “Transfer”), any Shares owned as of the Effective Date (collectively, the “Lock-Up Shares”), enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; provided, however, in addition to other customary exceptions set forth in the Agreement, the Shareholder shall have the right to effect Transfers of the Lock-Up Shares, by any Transfer in an aggregate amount not to exceed: (i) with respect to 13.95 million shares of common stock owned by the Shareholders (the “First Block”) and any other Shares owned by the Shareholders (the “Second Block”), on a daily basis the greater of (x) 500,000 shares of Common Stock and (y) 5% of the average daily volume of Common Stock traded for the preceding 10 trading days of the national stock exchange on which the Shares are then listed for trading; and (ii) with respect to any Shares in the Second Block only, during any calendar quarter, no more than an aggregate of 8,750,000 shares of Common Stock.

In connection with the Agreement, Lan Yang granted a voting proxy (the “Proxy”) for the Shares to Alfred P. Poor, Chief Executive Officer of the Company, or such other executive as may be directed by the board of directors of the Company and such person shall vote in accordance with the directive of the board of directors. The Proxy is a continuing voting proxy with respect to all matters submitted to a vote of stockholders of the Company at a meeting of stockholders or through the solicitation of written consent of stockholders, provided that (i) no such note shall detract from or contradict any rights of the Shareholders under the Agreement or otherwise and (ii) the grant of the Proxy shall be subject to the Company complying with its agreements in Section 1 of the Agreement. The Proxy shall remain in full force and effect for as long as SSSIG or Lan Yang directly or indirectly own the Shares for a term of 24 months from the Effective Date. If the Company does not comply with its agreements in Section 1 of the Agreement, the Proxy shall terminate and shall be no longer of any effect.

In connection with the Agreement, each of Lan Yang and SSSIG has agreed to provide to the Company the indemnification described in the Agreement to induce the Company to agree to facilitate the transfers of Shares of Common Stock owned by Lan Yang and SSSIG.

Subject to the terms of the Agreement, the Company agreed to (i) facilitate and effect the transfer of the First Block; (ii) facilitate any future requested transfers of the Second Block as soon as possible after receipt of written request for transfer; (iii) facilitate the conversion of the Company’s Series A Preferred Stock owned by the applicable Shareholders and issue 933,333 shares of Common Stock to the applicable Shareholder; and (iv) use its commercially reasonable efforts to prepare and file with the U.S. Securities and Commission, following the Company filing its Annual Report on Form 10-K which is due March 1, 2022, a registration statement registering all of the Shares owned by the Shareholders as of the Effective Date.

Pursuant to the Agreement, all parties acknowledged that in the event a party breaches the terms of the Agreement the non-breaching party shall no longer be obligated to satisfy their obligations contained therein.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Shareholders Agreement, dated December 29, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideanomics, Inc.

Date: December 29, 2021	By:	/s/ Alfred P. Poor
	Name:	Alfred P. Poor
	Title:	Chief Executive Officer

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